FAEGRE DRINKER BIDDLE & REATH LLP

One Logan Square

Suite 2000

Philadelphia, PA  19103-6996

215-988-2700

Fax:  215-988-2757

www.faegredrinker.com

June 18, 2026

The RBB Fund Trust

c/o US Bancorp Fund Services

615 E. Michigan Street

Milwaukee, WI 53202

Dear Sir or Madam:

We have acted as counsel for The RBB Fund Trust (the “Trust”), a Delaware statutory trust, in connection with the proposed acquisition by the Polen Dividend Income ETF and the Polen International Dividend Income ETF, both a series of the Trust (each an “Acquiring Fund”), of all of the assets and liabilities of the Polen Dividend Income ETF and the Polen International Dividend Income ETF, both a series of Elevation Series Trust, respectively, in exchange for shares of its corresponding Acquiring Fund. The aforementioned proposed acquisitions are each referred to herein as a “Reorganization.”

This opinion relates to the shares of beneficial interest of the Acquiring Funds (collectively, the “Shares”) to be issued in each Reorganization, and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that:  (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the shares will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust and Bylaws and resolutions of the Trust’s Board of Trustees and shareholders relating to the creation, authorization and issuance of the shares.

This opinion is based exclusively on the laws of the state of Delaware and the federal law of the United States of America. We express no opinion as to the laws of any state other than the state of Delaware or as to state securities laws, including the securities laws of the state of Delaware.

On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance by the Trust and upon the execution of the Agreement and Plan of Reorganization, a copy of which is set forth in the Registration Statement, and the prior satisfaction of the conditions contained therein, the Shares, when issued pursuant to the Agreement and Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

This opinion is rendered solely for the use of the Trust in connection with the filing of the Registration Statement and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, however, we do not admit that we are within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP